Exhibit 99.2

GOLDEN ENTERTAINMENT, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

GOLDEN ENTERTAINMENT, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On January 14, 2019, Golden Entertainment, Inc. (the “Company” or “Golden”) completed the acquisition of all of the outstanding equity interests of Colorado Belle Gaming, LLC (“Colorado Belle”) and Edgewater Gaming, LLC (“Edgewater” and together with Colorado Belle, the “Acquired Entities”) from Marnell Gaming, LLC (the “Seller”) (the “Acquisition”) for aggregate consideration consisting of $155 million in cash (subject to adjustment pursuant to the purchase agreement) and the issuance by the Company of 911,002 shares of its common stock to certain assignees of the Seller.

In connection with the Acquisition, the Company borrowed $145.0 million under its revolving credit facility.

The following unaudited pro forma combined financial statements present the combination of the historical consolidated financial statements of the Company, Colorado Belle and Edgewater, adjusted to give effect to the Acquisition and related transactions. The historical financial information of the Company is derived from the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2018. The historical financial information of Colorado Belle and Edgewater is derived from the audited combined financial statements of the Colorado Belle and Edgewater for the year ended December 31, 2018.

The unaudited pro forma combined statements of operations for the year ended December 31, 2018 were prepared as if the Acquisition occurred on January 1, 2018. The unaudited pro forma combined balance sheet was prepared as if the Acquisition occurred on December 31, 2018. The pro forma adjustments give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results of the Company and Colorado Belle and Edgewater following the Acquisition.

The unaudited pro forma combined financial statements have been prepared by management for illustrative purposes only and do not purport to represent what the results of operations, financial condition or other financial information of the Company would have been if the Acquisition had occurred as of the dates indicated or what such results or financial condition will be for any future periods. The unaudited pro forma combined financial statements are based on preliminary estimates and assumptions and on the information available at the time of the preparation thereof. Any of these preliminary estimates and assumptions may change, be revised or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the time of the Acquisition. The unaudited pro forma combined financial statements do not reflect non-recurring charges that will be incurred in connection with the Acquisition, nor any cost savings and synergies expected to result from the Acquisition (and associated costs to achieve such savings or synergies), nor any costs associated with severance, restructuring or integration activities resulting from the Acquisition.

The unaudited pro forma combined financial statements should be read in conjunction with (1) the accompanying notes to the unaudited pro forma combined financial statements, (2) Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical consolidated financial statements of the Company and the accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as previously filed with the Securities and Exchange Commission, and (3) the historical combined financial statements of Colorado Belle and Edgewater and the accompanying notes as of and for the year ended December 31, 2018 filed herewith.

GOLDEN ENTERTAINMENT, INC.
Pro Forma Combined Balance Sheet
As of December 31, 2018
(In thousands)
(Unaudited)

		Colorado
		Belle and	Pro Forma		Pro Forma
	Golden	Edgewater(1)	Adjustments		Combined
ASSETS
Current assets
Cash and cash equivalents	$116,071	$5,364	$(11,152)	(a)	$110,283
Accounts receivable, net	12,779	2,069	—		14,848
Prepaid expenses	17,722	2,756	—		20,478
Inventories	6,759	1,024	—		7,783
Other	3,428	—	—		3,428
Total current assets	156,759	11,213	(11,152)		156,820
Property and equipment, net	894,953	114,415	11,783	(b)	1,021,151
Goodwill	158,134	—	24,722	(c)	182,856
Intangible assets, net	141,128	—	19,210	(b)	160,338
Other	15,595	325	—		15,920
Total assets	$1,366,569	$125,953	$44,563		$1,537,085
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$10,480	$427	$(427)	(d)	$10,480
Accounts payable	27,812	1,546	—		29,358
Accrued taxes, other than income taxes	6,540	577	—		7,117
Accrued payroll and related	19,780	1,515	—		21,295
Accrued liabilities	18,848	4,849	—		23,697
Total current liabilities	83,460	8,914	(427)		91,947
Long-term debt, net	960,563	21,843	123,157	(d)	1,105,563
Deferred income taxes	2,593	—	—		2,593
Other long-term obligations	4,801	421	—		5,222
Total liabilities	1,051,417	31,178	122,730		1,205,325
Shareholders' equity
Common stock, $.01 par value; authorized 100,000 shares	268	—	9	(e)	277
Additional paid-in capital	435,245	94,775	(78,176)	(e)	451,844
Accumulated deficit	(120,361)	—	—		(120,361)
Total shareholders' equity	315,152	94,775	(78,167)		331,760
Total liabilities and shareholders' equity	$1,366,569	$125,953	$44,563		$1,537,085

(1)

Information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

The accompanying notes are an integral part of these unaudited pro forma combined financial statements

GOLDEN ENTERTAINMENT, INC.
Pro Forma Combined Statement of Operations
Year Ended December 31, 2018
(In thousands, except per share data)
(Unaudited)

		Colorado
		Belle and	Pro Forma		Pro Forma
Revenues	Golden	Edgewater(1)	Adjustments		Combined
Gaming	$525,176	$25,661	$—		$550,837
Food and beverage	170,453	31,724	—		202,177
Rooms	106,805	24,795	—		131,600
Other operating	49,360	12,065	—		61,425
Total revenues	851,794	94,245	—		946,039
Expenses
Gaming	311,657	19,982	—		331,639
Food and beverage	138,114	17,931	—		156,045
Rooms	49,129	11,995	—		61,124
Other operating	15,332	6,986	—		22,318
Selling, general and administrative	183,892	16,348	(1,333)	(f)	198,907
Depreciation and amortization	94,456	10,178	1,077	(g)	105,711
Loss on disposal of property and equipment	3,336	—	—		3,336
Acquisition expenses	2,956	—	(844)	(h)	2,112
Preopening expenses	1,171	—	—		1,171
Executive severance and sign-on bonuses	784	—	—		784
Total expenses	800,827	83,420	(1,100)		883,147
Operating income	50,967	10,825	1,100		62,892
Non-operating income (expense)
Interest expense, net	(64,028)	(1,187)	(5,632)	(i)	(70,847)
Change in fair value of derivative	1,786	—	—		1,786
Other, net	—	(794)	794	(j)	—
Total non-operating expense, net	(62,242)	(1,981)	(4,838)		(69,061)
Income (loss) before income tax benefit	(11,275)	8,844	(3,738)		(6,169)
Income tax provision	(9,639)	—	(624)	(k)	(10,263)
Net income (loss)	$(20,914)	$8,844	$(4,362)		$(16,432)

Weighted-average common shares outstanding
Basic	27,553		911	(e)	28,464
Dilutive impact of stock options and restricted stock units	—		—		—
Diluted	27,553		911		28,464
Net loss per share
Basic	$(0.76)				$(0.58)
Diluted	$(0.76)				$(0.58)

(1)

Information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

The accompanying notes are an integral part of these unaudited pro forma combined financial statements

GOLDEN ENTERTAINMENT, INC.

Notes to the Unaudited Pro Forma Combined Financial Statements

(Unaudited)

Note 1. Basis of pro forma presentation

On January 14, 2017, the Company completed the acquisition of all outstanding equity interests of Colorado Belle and Edgewater from the Seller for aggregate consideration consisting of $155 million in cash (subject to adjustment pursuant to the purchase agreement) and the issuance by the Company of 911,002 shares of its common stock to certain assignees of the Seller.

The unaudited pro forma combined financial statements present the combination of the historical consolidated financial statements of the Company and Colorado Belle and Edgewater, adjusted to give effect to the Acquisition and related transactions. See the introduction to the unaudited pro forma combined financial statements for a discussion of the assumptions, estimates and qualifications underlying the preparation of the unaudited pro forma combined financial statements and the related adjustments.

Note 2. Purchase price

The Acquisition has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), which, among other things, establishes that equity issued to effect the acquisition be measured at the closing date of the transaction at the then-current market price. Accordingly, the fair value of the Company's common stock issued to certain assignees of the Seller at the closing of the Acquisition is based on the closing price per share of the Company's common stock on January 14, 2019 of $18.23.

The following is a summary of the components of the purchase price paid by the Company to the Seller in the Acquisition (after taking into account the adjustment to the cash portion of the purchase price pursuant to the post-closing adjustment provisions of the Purchase Agreement, as described above):

(In thousands)
Cash consideration	$156,152
Fair value of common stock issued to assignees of the Seller (911,002 shares)	16,608
Total preliminary purchase price	$172,760

Note 3. Purchase price allocation

ASC 805 requires that, among other things, the assets acquired and liabilities assumed be recognized at their fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill.

The following is a summary of the preliminary allocation of the purchase price as of January 14, 2019 (the closing date of the Acquisition), based on preliminary estimates of the fair values of the assets acquired and liabilities assumed:

(In thousands)	Preliminary Purchase Price Allocation
Current assets	$11,213
Property and equipment	126,198
Other noncurrent assets	325
Intangible assets	19,210
Goodwill	24,722
Liabilities	(8,908)
Total acquired assets	$172,760

The preliminary amounts assigned to property and equipment by category are summarized in the table below (amount assigned in thousands):

	Useful Lives (Years)	Amount Assigned
Land	Not applicable	$4,160
Land improvements	15	2,740
Building and improvements	45	99,710
Furniture, fixtures and equipment	2-13	18,185
Construction in process	Not applicable	1,403
Total property and equipment		$126,198

The preliminary amounts assigned to intangible assets by category are summarized in the table below (amount assigned in thousands):

	Useful Lives (Years)	Amount Assigned
Non-compete agreements	5	$3,630
Trade names	Indefinite	6,980
Players loyalty programs	2	8,600
Total intangible assets		$19,210

The final allocation of the actual purchase price is subject to the final valuation of the acquired assets and assumed liabilities, but that allocation is not expected to differ materially from the preliminary allocation presented in these pro forma combined financial statements.

Note 4. Reclassifications to unaudited pro forma combined financial statements

For purposes of the unaudited pro forma combined financial statements, the following captions from the Colorado Belle and Edgewater combined balance sheet as of December 31, 2018, and combined income statement for the year ended December 31, 2018, which are filed herewith as Exhibit 99.1 of the Company’s Current Report on Form 8-K, have been reclassified to conform to the presentation of the Company:

•	$2.1 million from deferred revenue was reclassified into accrued expenses.
•	$0.6 million from accrued expenses was reclassified into accrued taxes, other than income taxes.
•	$9.9 million from entertainment revenue was reclassified into other operating revenue.
•	$18.1 million from gaming expense was reclassified into selling, general and administrative expense.
•	$0.5 million from gaming expense was reclassified into rooms expense.
•	$6.7 million from entertainment expense was reclassified into other operating expense.

Note 5. Pro forma adjustments

The pro forma adjustments included in the unaudited pro forma combined financial statements are based on preliminary estimates and assumptions that are subject to change and are as follows:

(a)

Reflects the adjustments to cash receipts and payments related to the Acquisition (after taking into account the post-closing adjustment to the cash portion of the purchase price under the purchase agreement) and the amount drawn on the Company’s revolving credit facility.

(b)	Reflects the preliminary allocation of the purchase price to the acquired tangible and intangible assets based on their estimated fair values (see Note 3).

(c)	Reflects the difference between the purchase price and the estimated fair values of the identified assets acquired and liabilities assumed, which is recorded as goodwill (see Note 3).

(d)	Reflects the adjustments to give effect to the Company’s borrowing under its revolving credit facility and the removal of the Acquired Entities’ indebtedness repaid by the Seller.

(e)

Reflects the adjustment to eliminate the historical shareholders’ equity of the Acquired Entities and the issuance of 911,002 shares of common stock of the Company to certain assignees of the Seller at the closing of the Acquisition valued at $16.6 million.

(f)	Reflects the adjustment to eliminate management fees incurred by the Acquired Entities prior to the Acquisition.

(g)

Reflects the adjustment to depreciation and amortization expense of property, plant and equipment and intangible assets acquired by the Company resulting from the effect of the preliminary purchase price allocation.

(h)	Reflects the adjustment to eliminate transaction costs incurred by the Company in connection with the Acquisition.

(i)

Reflects the adjustments to interest expense and commitment fees resulting from the Company’s borrowing under its revolving credit facility in connection with the Acquisition, and the removal of the historical interest expense of the Acquired Entities related to their respective indebtedness that was repaid by the Seller. The pro forma adjustments are based on the amount drawn on the Company’s revolving credit facility and the interest rates that would have been in effect during 2018.

(j)	Reflects the adjustment to eliminate financing and other related costs incurred by the Acquired Entities prior to the Acquisition.

(k)	Reflects adjustments to income tax provision as a result of the application of the guidance in ASC 740 and the Company’s combined federal and state statutory rate.